                                                                    EXHIBIT 10.2



October 30, 2003

Mr. John Steinbrun:

This letter shall serve as the formal confirmation of an amendment to the terms of your employment agreement with Overhill Farms, Inc. (the "Company") as Senior Vice President - Chief Financial Officer. The terms of your employment, which commenced on April 1, 2003, are set forth in the letter agreement dated April 3, 2003 executed by the Company and countersigned by you. This letter shall serve as an agreement between you and the Company to modify and amend certain provisions of your employment agreement contained in the April 3, 2003 letter agreement as specifically set forth herein.

Your initial salary was $225,000 per year, payable in semi-monthly or other installments in accordance with the Company's practice for other executive employees. Effective as of November 1, 2003, your salary will increase to a total of $250,000 per year, payable in the same manner. In addition to your initial salary, you were eligible to receive a discretionary bonus based on your performance, as determined by the Board of Directors. In this regard, please be advised that the Board of Directors intends to establish an incentive based bonus program in which you would participate. Such incentive based bonus program may compensate you with cash or options to purchase common stock of the Company, in the sole discretion of the Board of Directors.

The remaining terms and conditions of your employment with the Company will remain unchanged as set forth in the April 3, 2003 letter agreement, including, without limitation, your automobile allowance of $600 per month and your two weeks paid vacation per year. Upon termination of your employment you will be entitled to receive all accrued compensation owed you by the Company as of the date of termination that has not been paid, if any, including monetary compensation, accrued but unused vacation and sick leave pay, any reimbursement owed to you by the Company for reasonable and necessary business expenses previously incurred, all amounts vested as of the date of termination pursuant to any Company Profit Sharing Plan and all other benefits not specified herein to which you would be entitled as of date of termination. Your performance will be subject to annual reviews on the anniversary of the November 1, 2003 modification date, which will form the basis of any future salary increases or other incentives the Company may offer you.

If you accept the conditions of this modification to your current employment agreement, the term of your employment will be extended through April 30, 2005. The Company may elect to terminate your employment, without cause, prior to April 30, 2005 by written notice, provided that the Company delivers to you with such notice, a check equal to the amount of your then current salary for the remainder of the period from the date of such notice through April 30, 2005.

Your employment relationship with the Company will be governed by and interpreted in accordance with the laws of the State of California. The terms of the April 3, 2003 letter agreement, as modified by this writing, when countersigned by you and returned to the Company, will constitute the entire agreement in effect between you and the Company regarding your employment, as of the date of this letter.



                                                     Sincerely,

                                                     Overhill Farms, Inc.



                                                     By: /S/ Jim Rudis
                                                         -----------------------
                                                         Jim Rudis
                                                         Its: President





         By my signature appearing below, I agree to, acknowledge and accept the modifications to the terms and conditions of my employment with Overhill Farms, Inc. as set forth in this letter agreement.



         By: /S/ John L. Steinbrun                     Dated: 10/30/03
             ----------------------                           ------------
         John L. Steinbrun